DATE: October 27, 2004

FROM:	FOR:
The Carideo Group, Inc. 1250 One Financial Plaza 120 South Sixth Street Minneapolis, Minnesota 55415	Commercial Vehicle Group, Inc. 6530 West Campus Oval New Albany, Ohio 43054

Tony Carideo (612) 317-2880	Chad Utrup (614) 289-5360

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP REPORTS

THIRD QUARTER 2004 RESULTS

NEW ALBANY, OHIO, October 27 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI), today reported revenues of $98.7 million for the third quarter ended September 30, 2004, up 38 percent compared to $71.7 million in the prior-year period. Operating income for the third quarter was $11.3 million, a 55 percent increase, compared to $7.3 million last year. Net income for the quarter was $6.8 million, or $0.42 per diluted share, compared to $2.7 million, or $0.20 per diluted share, in the prior-year quarter.

“We are very pleased with our third quarter results and our ability to manage the volume ramp-up to date,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “Demands in both the Class 8 and construction markets continue to be solid and we expect them to continue through year end. Despite being impacted by approximately $1.4 million in unplanned steel price increases for the quarter, we were able to hit our projected earnings through continued operating improvements.”

Revenue for the quarter compared to the prior year increased $27.0 million, due to the increase in North American production, new business awards and higher OEM sales in the European and Asian Seating Markets.

A conference call to review third-quarter results is scheduled for today at 11 a.m. ET. Interested participants may listen to the live conference call. A recording of this call also will be available until 12am CT on Thursday, November 4 by dialing (402) 220-1490, passcode 1494.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group is a leading supplier of interior systems, vision safety solutions and other cab-related products for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction market and other specialized transportation markets. The company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry and floor systems, mirrors, wiper systems, controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its products is available on the internet at www.cvgrp.com.

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Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; and (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts – unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
REVENUES	$98,713	$71,707	$279,193	$209,498
COST OF SALES	80,484	58,626	228,622	174,110

Gross Profit	18,229	13,081	50,571	35,388
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,918	5,758	21,282	17,520
NONCASH OPTION ISSUANCE CHARGE	—	—	10,125	—
AMORTIZATION EXPENSE	22	46	85	139

Operating Income	11,289	7,277	19,079	17,729
OTHER (INCOME) EXPENSE	1,166	(1,307)	(2,533)	1,157
INTEREST EXPENSE	1,599	2,216	5,938	7,646
LOSS ON EARLY EXTINGUISHMENT OF DEBT	1,605	—	1,605	2,972

Income before income taxes	6,919	6,368	14,069	5,954
PROVISION FOR INCOME TAXES	73	3,634	2,551	3,397

Net Income	$6,846	$2,734	$11,518	$2,557

BASIC SHARES OUTSTANDING	16,200	13,779	14,576	13,779

BASIC EARNINGS PER SHARE	$0.42	$0.20	$0.79	$0.19

DILUTED SHARES OUTSTANDING	16,434	13,883	14,724	13,883

DILUTED EARNINGS PER SHARE	$0.42	$0.20	$0.78	$0.18

CAPITAL EXPENDITURES	$1,711	$770	$3,901	$3,876
DEPRECIATION	$1,712	$1,935	$5,741	$6,005

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	December 31, 2003

	2004

ASSETS	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$17,750	$3,486
Accounts receivable — net	52,810	40,211
Inventories	30,246	29,667
Prepaid expenses and other current assets	6,242	3,754
Deferred income taxes	4,156	5,995

Total current assets	111,204	83,113
PROPERTY, PLANT AND EQUIPMENT — Net	31,630	33,492
GOODWILL	83,114	82,872
DEFERRED INCOME TAXES	13,842	9,011
OTHER ASSETS — Net	4,380	2,007

	$244,170	$210,495

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

CURRENT LIABILITIES:
Current maturities of long-term debt	$7,000	$15,231
Accounts payable	32,531	23,310
Accrued liabilities	22,254	16,356

Total current liabilities	61,785	54,897

LONG-TERM DEBT — Net	71,344	101,204
SUBORDINATED DEBT DUE TO RELATED PARTIES	—	11,039
OTHER LONG-TERM LIABILITIES	8,022	8,549

Total liabilities	141,151	175,689

STOCKHOLDERS’ INVESTMENT:
Common stock,	180	138
Additional paid-in capital	123,698	76,803
Accumulated deficit	(21,385)	(43,028)
Stock subscriptions receivable	(187)	(430)
Accumulated other comprehensive income	713	1,323

Total stockholders’ investment	103,019	34,806

	$244,170	$210,495

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